Sheet2

Merrill Lynch U.S. Treasury Money Fund
File Number: 811-6211
CIK Number: 869663
For the Period Ending: 5/31/03

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended May 31, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

mm/dd/yyyy	536	U.S. Treasury Bills	1.245	mm/dd/yyyy
mm/dd/yyyy	1,885	U.S. Treasury Bills	1.190	mm/dd/yyyy
mm/dd/yyyy	300	U.S. Treasury Bills	1.210	mm/dd/yyyy